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                                          FOR:  SKILLSOFT PLC

                                                COMPANY CONTACT:
                                                Tom McDonald
                                                Chief Financial Officer
                                                (603) 324-3000, x4232


                                                INVESTOR CONTACTS:
                                                Michael Polyviou/ Peter Schmidt
                                                Financial Dynamics
                                                (212) 850-5748

            SKILLSOFT REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS;
                   FOURTH QUARTER REVENUE OF $56.4 MILLION AND
            ANNUAL REVENUE OF $212.3 MILLION IN LINE WITH ESTIMATES;
                         FISCAL 2006 OUTLOOK REAFFIRMED

NASHUA, NH, MARCH 30, 2005 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of content resources and complementary technologies for integrated enterprise learning, today announced financial results for its fiscal fourth quarter and year ended January 31, 2005.

FISCAL 2005 FOURTH QUARTER RESULTS

The Company reported total revenue of $56.4 million for the fourth quarter of the fiscal year ended January 31, 2005 (fiscal 2005), which represented a 3% increase over the $54.8 million reported in the fourth quarter of the fiscal year ended January 31, 2004 (fiscal 2004). Gross margin was 90% for its fiscal
2005 fourth quarter compared to 92% for its fourth quarter of fiscal 2004. The
Company's net loss was $9.5 million, or $0.09 per share, for its fiscal 2005 fourth quarter. The fiscal 2005 fourth quarter net loss includes the following items: $0.3 million, or $0.00 per share, of restatement related charges; $12.2 million, or $0.12 per share, of restructuring charges related to the restructuring (as previously discussed in our fiscal 2005 third quarter earnings release) of our content development organization, including costs incurred for severance payments to terminated employees in Dublin and the U.S., facilities consolidation resulting from excess space following the workforce reductions and the completion of the merger-related work, and the repayment of employment and facilities-related grants previously awarded to the Company by agencies in Ireland; $0.8 million, or $0.01 per share, of restructuring charges related to the closing of our German office, which involved terminating all staff and vacating all leased facilities; $2.6 million, or $0.02 per share, for amortization of intangibles and deferred compensation; and, $0.1 million, or $0.00 per share, of non-cash income tax provision.

"We feel confident that we are currently looking at all options to improve shareholder value in this difficult market," commented Chuck Moran, President and Chief Executive Officer. "Our focus for fiscal 2006 will be executing on our new product and telesales distribution initiatives to provide new revenue streams while we work to increase our combined renewal rate on existing customers over our fiscal 2005 level."

The decrease in gross margin to 90% in the fiscal 2005 fourth quarter compared to 92% for the fiscal 2004 fourth quarter was due mainly to a higher mix of royalty bearing content. Research and
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development expenses remained flat at $13.0 million in the fiscal 2005 fourth quarter compared to the fiscal 2004 fourth quarter. Sales and marketing expenses increased to $24.0 million in the fiscal 2005 fourth quarter from $20.1 million in the fiscal 2004 fourth quarter. This increase was primarily due to higher commission expense resulting from higher bookings in the fiscal 2005 fourth quarter compared to the fiscal 2004 fourth quarter and additional expenses associated with building the direct sales channel for the Company's newly introduced virtual classroom offering, SkillSoft Dialogue. General and administrative expenses decreased to $6.5 million in the fiscal 2005 fourth quarter compared to $7.9 million for the fiscal 2004 fourth quarter. This decrease was primarily the result of lower legal and professional service fees.
Restatement-related expenses decreased to $0.3 million in the fiscal 2005 fourth quarter as compared to $1.4 million in the fiscal 2004 fourth quarter. The decrease was mainly due to a decline in professional fees related to the restatement of the SmartForce historical financial statements and to a lesser extent to a decline in SEC investigation charges. Restructuring expenses increased to $13.0 million in the fiscal 2005 fourth quarter as compared to $27,000 in the fiscal 2004 fourth quarter. This expense increased mainly due to the reorganization of the content development organization.

SkillSoft had approximately $64.9 million in cash, cash equivalents, short-term investments, long-term investments and restricted cash as of January 31, 2005 compared to $86.7 million as of January 31, 2004. The decrease was primarily due to the payments of litigation settlements of approximately $6.0 million for the final installment of the 1998 class action lawsuit, approximately $22.0 million for the final installment of the NETg lawsuit, and approximately $15.25 million for the first installment of the 2002 class action lawsuit. These decreases in cash were partially offset by cash receipts from employee stock option and stock purchase plan activity of approximately $21.0 million.

In order to adequately assess the Company's collection efforts, taking into account the seasonality of the Company's business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral of revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft's DSOs were in the targeted range for the fiscal 2005 fourth quarter.
On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 18 days in the fiscal 2005 fourth quarter as compared to 13 days in the year ago period and 12 days in the third quarter of fiscal
2005. On a gross basis, which considers all items billed as receivables, DSOs were 142 days in the fiscal 2005 fourth quarter compared to 122 days in the year ago quarter and 81 days in the third quarter of fiscal 2005.

FISCAL 2005 FULL YEAR RESULTS

For the fiscal year ended January 31, 2005, SkillSoft reported revenue of $212.3 million as compared to $193.5 million in the fiscal year ended January 31, 2004.
The net loss for fiscal 2005 was $0.8 million, or $0.01 per share, compared to the net loss of $113.3 million, or $1.13 per share, for fiscal 2004.

The fiscal 2005 net loss includes the following items: $2.5 million, or $0.02 per share, of restatement-related charges; $13.4 million, or $0.13 per share, of restructuring related charges; $10.8 million, or $0.10 per share, for amortization of intangibles and deferred compensation; and $0.3 million, or $0.00 per share, of non-cash income tax provision.
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Gross margin remained flat at 90% for fiscal 2005 compared to fiscal 2004.
Research and development expenses decreased to $45.6 million for fiscal 2005 from $53.6 million for fiscal 2004. This decrease was due primarily to our completion of the initiative for the acceleration of content and platform improvements undertaken in fiscal 2004. Sales and marketing expenses increased to $93.5 million for fiscal 2005 from $87.5 million for fiscal 2004. This increase was primarily due to higher commission expense resulting from higher bookings in fiscal 2005 compared to fiscal 2004 and additional expenses associated with building the direct sales channel for the Company's newly introduced virtual classroom offering, SkillSoft Dialogue. General and administrative expenses decreased to $25.2 million for fiscal 2005 compared to $27.9 million for fiscal 2004. This decrease was primarily the result of lower legal and professional service fees. Restatement-related expenses decreased to $2.5 million for fiscal 2005 as compared to $16.4 million for fiscal 2004. The decrease was mainly due to the completion of the restatement of the SmartForce historical financial statements in the third quarter of fiscal 2004.
Restructuring expenses increased to $13.4 million for fiscal 2005 as compared to $1.9 million for fiscal 2004. This increase was mainly due to the reorganization of the content development organization.

At January 31, 2005, the Company had deferred revenue of $140 million and a 12-month non-cancelable revenue backlog of approximately $168 million (which includes deferred revenue and committed contracts), which represents approximately 83% of the mid-point of the Company's revenue target for fiscal
2006 of $200 to $206 million. Deferred revenue met the Company's expectations due to strong billings in the fiscal 2005 fourth quarter. The revenue associated with these billings, relating primarily to acquired and expanded product offerings for multi-modal learning (MML) customers, resellers and product/service bundle customers, conform to the SkillSoft subscription-based revenue recognition model, which increases future revenue.

For each of the previous four quarters in fiscal 2005, the Company's average annual contract length ranged from 18 to 24 months with an average of 19 months in the fourth quarter of fiscal 2005. For each of these four quarters, the average annual contract value ranged from $69,000 to $237,000 with an average of $135,000 in the fourth quarter of fiscal 2005. SkillSoft's average total contract value for the fiscal 2005 fourth quarter was $214,000.

The Company's dollar weighted renewal rate declined to 48% for the fiscal year ended January 31, 2005 compared to 65% for the fiscal year ended January 31, 2004. This decrease was due mainly to competitive pricing pressures. Customers upgraded their annual dollar commitments to the Company by an average of 120% for the fiscal year ended January 31, 2005 compared to 121% for the fiscal year ended January 31, 2004. The combined dollar renewal rate for the fiscal year ended January 31, 2005 was 91%. This new metric combines the dollar renewal rate on expiring customers and the dollar upgrade rate on all existing customers
(committed and expiring) to provide a single metric that compares existing customer contract dollars spent with SkillSoft year over year. This new combined dollar renewal rate metric is what SkillSoft will report going forward on an annual basis in place of the customer upgrade rate and expiring customer renewal rate metrics previously reported.

SMARTCERTIFY SUBSIDIARY PENDING SALE TRANSACTION

The Company, as previously stated in its March 14, 2005 press release, has entered into a non-binding letter of intent with respect to the sale of its retail IT certification business, SmartCertify. In the event the transaction is not consummated as anticipated, the Company will shut down its SmartCertify operations. The Company continues to work on finalizing sale terms with the potential purchaser. The Company is currently evaluating whether an impairment exists at January 31, 2005 relating to the SmartCertify business. If the Company concludes an impairment exists at that date, the related charge will be reflected in the Company's fiscal 2005 results when reported in form 10-K. The impact on the 2006 earnings of the sale or shutdown of the operations will be announced when the transaction is finalized or the alternative course of action is determined.
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404 UPDATE

In connection with the Company's fiscal 2005 year-end financial statements audit, the Company is testing its internal controls over financial reporting, as required by the Sarbanes-Oxley (SOX) rules that went into effect in November
2004. Such testing and related evaluation is continuing, therefore the audit cannot be considered complete until the filing of the Company's annual report on form 10-K, currently expected to be filed no later than April 18, 2005

FISCAL 2006 OUTLOOK

Based on the above fiscal 2005 results, the Company's fiscal 2006 outlook, as set forth in its press release issued on March 14, 2005, remains unchanged. A copy of this release may be viewed in the Investor Relations section of the Company's Web site at www.skillsoft.com.

CONFERENCE CALL

In conjunction with this release, management will conduct a conference call today, Wednesday, March 30, at 9:00 a.m. ET to discuss the Company's operating performance. Chuck Moran, President and Chief Executive Officer, and Tom
McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial
973-935-2408. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 p.m. ET on March 30, until 11:59 p.m. ET on April 7, 2005. The replay number is 973-341-3080, passcode: 5889997. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within the Global 2000.
SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate
SkillSoft's in-depth content resources, learning management platform, virtual classroom technology and support services.

Content offerings include SkillSoft's business and IT skills courseware collections; ITPro(TM), BusinessPro(TM), FinancePro(TM), EngineeringPro(TM),
OfficeEssentials(TM) and ExecSummaries(TM) Referenceware(R) collections by Books24x7(R); and health and safety compliance courseware by GoTrain.
SkillSoft's complementary technologies include SkillPort(R), the Company's learning management platform with its powerful Search-and-Learn capabilities, and SkillSoft(R) Dialogue(TM), the Company's newly introduced virtual classroom offering with associated tools for blended learning solutions. For more information, visit http://www.skillsoft.com. SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice,
Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, EngineeringPro,
ExecSummaries, Express Guide and SkillSoft Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation
Reform Act of 1995. Any such forward-looking
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statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements.
Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Future Operating Results" in SkillSoft's Quarterly
Report on Form 10-Q for the quarter ended October 31, 2004, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of March 30, 2005. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.

                                       ###
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                         SKILLSOFT PLC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

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
                                                     --------------------------------      --------------------------------
                                                            THREE MONTHS ENDED                       YEARS ENDED
                                                                JANUARY 31,                          JANUARY 31,
                                                          2005               2004               2005               2004
                                                     -------------      -------------      -------------      -------------
Revenues                                             $      56,351      $      54,761      $     212,300      $     193,475
Cost of revenues                                             5,792              4,163             21,724             18,397
                                                     -------------      -------------      -------------      -------------
       Gross profit                                         50,559             50,598            190,576            175,078

Operating expenses:
       Research and development                             12,989             13,024             45,575             53,627
       Selling and marketing                                24,019             20,128             93,486             87,532
       General and administrative                            6,538              7,852             25,162             27,883
       Legal settlements                                        --             31,500                 --             93,750
       Amortization of stock-based compensation                245                349              1,191              1,986
       Amortization of intangible assets                     2,373              2,574              9,575             10,072
       Restructuring                                        13,046                 27             13,361              1,862
       Restatement:
            SEC investigation                                  363                706              2,182              1,898
            Professional fees - restatement of
                SmartForce historical financial
                statements                                     (16)               670                320             14,468
                                                     -------------      -------------      -------------      -------------
Total operating expenses                                    59,557             76,830            190,852            293,078

Other income/(expense), net                                   (528)               514               (692)               786
Interest income/(expense), net                                 273                106                754                787
Gain on sale of investments, net                                --                 --                 --              3,682
                                                     -------------      -------------      -------------      -------------
       Loss before provision for income taxes               (9,253)           (25,612)              (214)          (112,745)

Provision for income taxes - cash                              168                 --                305                529
Provision for income taxes - non-cash                          100                 --                326                 --
                                                     -------------      -------------      -------------      -------------
Net loss                                             $      (9,521)     $     (25,612)     $        (845)     $    (113,274)
                                                     =============      =============      =============      =============

Net loss, per share, basic                           $       (0.09)     $       (0.25)     $       (0.01)     $       (1.13)
                                                     =============      =============      =============      =============
Basic weighted average common shares outstanding       105,972,880        101,230,885        105,133,730        100,115,159
                                                     =============      =============      =============      =============
Net loss, per share, diluted                         $       (0.09)     $       (0.25)     $       (0.01)     $       (1.13)
                                                     =============      =============      =============      =============
Diluted weighted average common shares
outstanding                                            105,972,880        101,230,885        105,133,730        100,115,159
                                                     =============      =============      =============      =============

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                                  SKILLSOFT PLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                       JANUARY 31, 2005          JANUARY 31, 2004
                                                                       ----------------          ----------------
ASSETS

CURRENT ASSETS:
      Cash, cash equivalents and short-term investments                    $ 54,927                    $ 61,340
      Restricted cash                                                           994                      25,044
      Accounts receivable, net                                               87,030                      72,775
      Prepaid expenses and other current assets                              22,659                      24,759
                                                                           --------                    --------
Total current assets                                                        165,610                     183,918

      Property and equipment, net                                             9,137                       6,447
      Goodwill                                                              122,844                     125,878
      Acquired intangible assets, net                                        16,171                      25,745
      Long term investments                                                   8,943                         266
      Other assets                                                               60                         124
                                                                           --------                    --------
Total assets                                                               $322,765                    $342,378
                                                                           ========                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

      Accounts payable                                                     $  5,361                    $  6,588
      Accrued expenses                                                       66,995                      92,117
      Deferred revenue                                                      140,008                     134,328
                                                                           --------                    --------
Total current liabilities                                                   212,364                     233,033

Total long term liabilities                                                   6,214                      23,587

Total stockholders' equity                                                  104,187                      85,758
                                                                           --------                    --------
Total liabilities and stockholders' equity                                 $322,765                    $342,378
                                                                           ========                    ========
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